Exhibit 99.1

[INTERNATIONAL MULTIFOODS CORPORATION LETTERHEAD]


                                                          NEWS RELEASE

FOR IMMEDIATE RELEASE      Contact:      Jill Schmidt (media)
                                         (612) 594-3320

                                         Tony Brausen (investors)
                                         (612) 594-3385

INTERNATIONAL MULTIFOODS, ADM END DISCUSSIONS ON THE SALE OF VENEZUELA
FOODS

     WAYZATA, Minn., Sept. 29 - International Multifoods Corp. (NYSE:
IMC) today announced that discussions with Archer Daniels Midland Co. (NYSE: ADM) to sell its Venezuela Foods unit have ended. The company said that ADM and GRUMA, S.A. de C.V., ADM's proposed acquisition partner, were unable to reach an agreement with the company as to the terms of their joint acquisition of the Venezuelan operation.
     "ADM's decision to not proceed with the acquisition of Venezuela Foods was directly related to the current economic and political uncertainty in Venezuela and not to the underlying value of the Venezuela Foods business," said Gary E. Costley, International Multifoods chairman and chief executive officer. "While we are disappointed in this development, we remain committed to the sale of this business as soon as practicable."
     International Multifoods will continue to account for Venezuela Foods as a discontinued operation. The company also said it remains comfortable with full-year earnings estimates from continuing operations in the range of $1.30 to $1.35 per share.
     International Multifoods is an EVA company that operates distribution businesses in the United States and food manufacturing businesses in Canada and the United States.

                                 # # #
1998

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; market conditions and weather patterns that may affect the costs of grain and other raw materials; changes in laws and regulations; economic and political conditions in Venezuela, including inflation, currency volatility, possible limitations on foreign investment, exchangeability of currency, dividend repatriation and changes in existing tax laws; the company's ability to complete a sale of the Venezuela Foods business; fluctuations in foreign exchange rates; the company's ability to realize the earnings benefits from the integration of its distribution businesses; and other factors as may be discussed in the company's Report on Form 10-K for the year ended Feb. 28, 1998, and other reports filed with the Securities and Exchange Commission.